UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 22, 2014

Semtech Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road
Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 22, 2014, Semtech Corporation (the “Company”) committed to a plan to reduce its workforce by approximately 6%, with positions to be eliminated at multiple facilities and offices by the end of the first quarter of the Company’s fiscal year 2015. The plan was developed to capture the synergies associated with the combination of the Company’s Advanced Communications and Gennum Product Groups announced in December 2013, and to better align the Company’s cost structure with its business outlook for fiscal year 2015.

The Company estimates that the workforce reduction will result in total pre-tax charges of approximately $2.5 million, the majority of which it expects to record in the fourth quarter of its fiscal year 2014.  These charges consist of one-time termination benefits, including cash severance costs, substantially all of which the Company expects to pay in the first quarter of fiscal year 2015.

The Company also expects to take additional one-time non-cash charges in connection with the combination of the product groups, including, but not limited to, the write down of inventory, goodwill and other intangibles and the impairment of fixed and other assets. The exact timing of these additional non-cash charges, as well as the estimated cost ranges by category type for these one-time charges, have not been finalized.

Item 2.06 Material Impairments

The disclosures above under Item 2.05 of this Current Report on Form 8-K are also responsive to Item 2.06 of this Current Report on Form 8-K and are hereby incorporated by reference into this Item 2.06.

Item 8.01 Other Events

On January 27, 2014, we issued the attached press release relating to our operating cost savings initiatives. A copy of this press release is included as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2014	SEMTECH CORPORATION

	By:	/s/ Emeka Chukwu
Emeka Chukwu
Chief Financial Officer